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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                     KEYCORP
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             (Exact name of registrant as specified in its charter)

                      Ohio                            34-6542451
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)

  127 Public Square, Cleveland, Ohio                  44114-1306
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 (Address of principal executive offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered
        -------------------                   ------------------------------

        Rights to purchase Common             New York Stock Exchange
        Shares

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of class)




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         On May 15, 1997, the Registrant entered into a restated Rights Agreement with KeyBank National Association, as Rights Agent (the "Restated Rights Agreement"). The Restated Rights Agreement amended and restated the Rights Agreement, dated as of August 25, 1989, between the Registrant and KeyBank National Association, as amended. The following summary reflects material terms of the Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement filed as an exhibit hereto, which is hereby incorporated by reference.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

RIGHTS TO PURCHASE COMMON SHARES

         On August 17, 1989, the Board of Directors of the Registrant declared a dividend consisting of Rights (the "Rights") to purchase Common Shares, with a par value of $1 each, of the Registrant (the "Common Shares"). One of the Rights was distributable with respect to each Common Share outstanding on September 12, 1989 (the "Record Date"). Rights have been and will continue to be issued in respect of all Common Shares that are issued (1) after the Record Date but prior to the earlier of the expiration or redemption of the Rights or the occurrence of a Flip-in Event (as defined below) or (2) upon the exercise of any employee stock option granted prior to the occurrence of a Flip-in
Event. The description and terms of the Rights are set forth in a Restated Rights Agreement (the "Restated Rights Agreement"), dated May 15, 1997, between the Registrant and KeyBank National Association, as rights agent (the "Rights Agent").

                  Each of the Rights initially represents the right to purchase one Common Share for $165 (the "Purchase Price"). The Rights will become exercisable on the Distribution Date (as defined below).

                  Separate certificates for the Rights will be mailed to holders when a person or group becomes the beneficial owner of 15% or more of the outstanding Common Shares (such person or group being an "Acquiring Person") or on such earlier date as the Board of Directors of the Registrant may specify (the "Distribution Date"). Before the Distribution Date, the Rights will trade with the Common Shares, and any transfer of Common Shares will also constitute a transfer of the associated Rights. After the Distribution Date, the Rights will trade separate and apart from the Common Shares.

                  Upon the occurrence of a Flip-in Event, each of the Rights will become the right to purchase one Common Share for $1.00 (the par value per share), and the Rights beneficially owned by the Acquiring Person will become void. A "Flip-in Event" will occur whenever any person or group becomes an Acquiring Person, unless the person or group became an Acquiring Person pursuant to a tender or exchange offer for all of the Common Shares at a price and on other terms approved in advance by the Registrant's Board of Directors.

                  If, after a person or group becomes an Acquiring Person, the Registrant is


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acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each of the Rights will "flip-over" and become the right to purchase common shares of the acquiror (a "Flip-over Event"). The holder (other than the Acquiring Person) of each Right would, upon the occurrence of a Flip-over Event, be entitled to purchase for $1.00 the number of common shares of the acquiror having a market price equal to the market price of one Common Share.

                  The Purchase Price and/or the number of Common Shares (or common shares of an acquiror) to be purchased upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event after May 15, 1997, the Registrant (1) declares a dividend on the Common Shares payable in Common Shares, (2) subdivides or combines the outstanding Common Shares, (3) issues any shares other than Common Shares in a reclassification of the Common Shares, or (4) makes a distribution to all holders of Common Shares of debt securities, subscription rights, warrants or other assets (except regular cash dividends). With certain exceptions, no adjustment will be required until a cumulative adjustment of at least 1% is required.

                  The Registrant's Board of Directors may redeem the Rights for $.01 each (the "Redemption Price") at any time before the occurrence of a Flip-in Event. The provisions of the Restated Rights Agreement may be amended by the Registrant's Board of Directors to cure any ambiguity or correct any defect or inconsistency or, prior to the occurrence of a Flip-in Event, to make other changes that the Board of Directors deems to be desirable. The Rights will expire on May 14, 2007, unless they are redeemed before that date.

                  Until the Rights are exercised, the holders of the Rights, as such, will have no rights as shareholders of the Registrant, including the right to vote or receive dividends.

                  Because of the dilution that could be suffered by an Acquiring Person if Rights were exercised, the Rights could have the effect of discouraging a tender offer or exchange offer for Common Shares or the accumulation of a substantial number of Common Shares, unless the Board of Directors redeems the Rights.


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ITEM 2.           EXHIBITS.

Exhibit No.       Exhibit Description
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      1           Restated Rights Agreement, dated May 15, 1997,
                  between the Registrant and KeyBank National Association,
                  Rights Agent



                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                          KEYCORP



Date: June 19, 1997                       By: /s/ Thomas C. Stevens
                                              ----------------------------------
                                              Thomas C. Stevens
                                              Executive Vice President, General
                                              Counsel and Secretary